Exhibit 10(xxvi)


                         DOMINION RESOURCES, INC.

                      EMPLOYMENT CONTINUITY AGREEMENT

                Amended and Restated as of August 12, 1994

          THIS AGREEMENT is between Dominion Resources, Inc., a Virginia corporation (the "Company"), and __________________ (the "Executive").

          The Company and the Executive have entered into an Employment Continuity Agreement dated June 1, 1988 and now wish to amend and restate the Executive's Employment Continuity Agreement as set forth herein.

          NOW, THEREFORE, in consideration of the mutual undertakings contained in this Agreement, the parties agree that the Executive's Employment Continuity Agreement is hereby amended and restated in its entirety to read as follows:

          The Company's Board of Directors (the "Board") acknowledges that the Executive's contributions to the past and future growth and success of the Company have been and will continue to be substantial. As a publicly held corporation, the Board recognizes that there exists a possibility of a change in control of the Company. The Board also recognizes that the possibility of such a change in control may contribute to uncertainty on the part of senior management and may result in the departure or distraction of senior management from operating responsibilities.

          Outstanding management of the Company is always essential to advancing the best interests of the Company and its shareholders. In the event of a threat or occurrence of a bid to acquire or change control of the Company or to effect a business combination, it is particularly important that the Company's business be continued with a minimum of disruption. The Board believes that the objective of securing and retaining outstanding management will be achieved if the Company's key management employees are given assurances of employment security so they will not be distracted by personal uncertainties and risks created by such circumstances.

          The Board believes that such assurances will secure the continued services of the Company's key operational and management executives in the performance of both their regular duties and such extra duties as may be required of them during such periods of uncertainty, enable the Company to rely on such executives to manage its affairs during any such period with less concern for their personal risks, and enhance the Company's ability to attract new key executives as needed.

          The Organization and Compensation Committee (the "Committee") of the Board has recommended, and the Board has approved, entering into employment agreements with the Company's key management executives in order to achieve the foregoing objectives; and the Executive is a key management executive of the Company.

          The Company and the Executive enter into this Agreement to induce the Executive to remain an employee of the Company and to continue to devote his full energy to the Company's affairs.

          1.   Employment.

               (a) The Company and the Executive hereby agree that the Executive's employment will continue after this Agreement is effective on the same terms and conditions of employment as are in effect on the date of the Agreement.

               (b) The Company further agrees that if the Executive is in the employ of the Company on a Control Change Date, the Company will continue to employ the Executive, and the Executive will remain in the employ of the Company, for the period commencing on the Control Change Date and ending on the third anniversary of such date (the "Employment Period"), and the Executive will continue to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately before the Control Change Date. The Executive's services will be performed at the location where the Executive was employed immediately before the Control Change Date. If the Company consents, however, the Executive may elect to change the location of his employment without affecting any of his rights under this Agreement.

               (c) For purposes of this Agreement, a Change in Control occurs if: (i) after the date of the Agreement, any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having 20% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company's directors (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made); or (ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Company's Board, or any successor's board, within two years of the last of such transactions. For purposes of this Agreement, the Control Change Date is the date on which an event described in (i) or (ii) occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

          2. Compensation and Benefits. During the Employment Period, the Company will (i) continue to pay the Executive a salary not less than the salary applicable to the Executive on the Control Change Date, (ii) pay the Executive bonuses in amounts not less in amount than those paid to the Executive during the twelve-month period preceding the Control Change Date, and (iii) continue employee benefit programs as to the Executive at levels in effect on the Control Change Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal laws regulating employee benefit programs).

          3.   Termination of Employment.

               (a) The Executive is entitled to receive Continued Compensation (as defined in subsection (d) below) according to the remaining provisions of this Section if the Executive's employment with the Company terminates during the Employment Period because of an event described in Section 3(b) or 3(c), but subject to Section 3(f). If the Executive's employment terminates during the Employment Period and an event described in Section 3(b) or 3(c) has not occurred, this Agreement shall terminate.

               (b) The Executive is entitled to receive Continued Compensation if the Executive's employment is terminated by the Company without cause during the Employment Period (cause being limited to the Executive's acts of theft, embezzlement, fraud, or moral turpitude).

               (c) The Executive is entitled to receive Continued Compensation if the Executive voluntarily terminates employment during the Employment Period after (i) the Executive does not receive salary increases, bonuses, and incentive awards comparable in the aggregate to the salary increases, bonuses, and incentive awards that the Executive received in prior years or, if greater, that other executives in comparable positions receive in the current year; or (ii) the Executive's compensation or employment related benefits are reduced; or (iii) the Executive's status, titles, offices, places of employment, working conditions, or management responsibilities are diminished (other than changes in reporting or management responsibilities to reflect sound practices commonly followed by enterprises comparable to the Company or required by applicable federal or state law). The Executive's voluntary termination under this Section must occur within sixty days after an event described in (i), (ii), or
(iii), or within sixty days after the last in a series of such events.

               (d) Continued Compensation will be paid in a lump sum payment. However, if the Executive requests and the Company (in its sole discretion) consents, the Executive may receive Continued Compensation in thirty-six equal monthly installments. If Continued Compensation is paid in monthly installments, the total Continued Compensation payments will equal three times the Executive's Base Period Income (as defined in subsection (e) below). If the Continued Compensation is paid in a lump sum, the Continued Compensation will equal the present value of the total payments that would be due under the preceding sentence, using the interest rate prescribed in section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the "Code"). Continued Compensation is due and payable to the Executive on the later of the fifteenth business day after the Executive's employment termination or the first day of the month following his employment termination. At the Company's sole discretion, however, a Continued Compensation payment may be made on an earlier date. Continued Compensation is subject to reduction according to Section 3(f).

               (e) The Executive's Base Period Income equals the greater of (i) his average annual base salary and cash incentive bonuses for the thirty-six full month period (or actual period, if shorter) of employment preceding the Control Change Date, or (ii) his average annual base salary and cash incentive bonuses for the thirty-six full month period (or actual period if shorter) of employment preceding the Executive's employment termination. For purposes of the preceding sentence, cash amounts received under the Dominion Resources, Inc. Performance Achievement Plan are not considered cash incentive bonuses. Amounts of salary and bonus that the Executive has elected to defer during the relevant period are included in Base Period Income.

               (f) If any payments that the Executive has the right to receive from the Company (including Continued Compensation payments) or any affiliated entity or any payments or benefits under any plan maintained by the Company or any affiliated entity would constitute a "parachute payment" (as defined in Code section 280G and not governed by terms defined in this Agreement), all such payments (other than payments described in subsection
(g) below or Section 4) shall be reduced to the largest amount that will result in no portion of any such payments being subject to the excise tax imposed by Code section 4999. The determination of any reduction pursuant to this subsection shall be made by the Company in good faith, before any such payments are due and payable to the Executive. The payments described in subsection (g) or Section 4 shall not be reduced pursuant to this subsection (f), but they shall be taken into account (to the extent that they are considered "parachute payments") in computing the maximum amount of other payments that may be made without imposition of the excise tax under Code section 4999.

               (g) In addition to any other payments provided under this Agreement or any other arrangement between the Company and the Executive, the Executive is entitled to (i) any benefits that become vested under the accelerated vesting provisions of the Dominion Resources, Inc. Executive Supplemental Retirement Plan and any benefits due the Executive as a result of the exercise of a stock option granted or a restricted stock award made under the Dominion Resources, Inc. Long-Term Incentive Plan, and (ii) any payments or benefits due the Executive that are not "parachute payments" (as defined in Code section 280G), including amounts that the Executive is entitled to receive under the Company's qualified plans and health care coverage under the Company's welfare plans for which the Executive pays the cost.

          4.   Indemnification.

               (a) The Company must pay all legal fees and expenses, if any, incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, whether successful or not.


               (b)  In addition, if the excise tax imposed under Code
section 4999 on "excess parachute payments," as defined in Code section 280G, is provoked by (i) any amount paid or payable to or for the benefit of the Executive under this Section as legal fees and expenses, or (ii) any benefits that become vested under the accelerated vesting provisions of the Dominion Resources, Inc. Executive Supplemental Retirement Plan and any benefits due the Executive as a result of the exercise of a stock option granted or a restricted stock award made under the Dominion Resources, Inc. Long-Term Incentive Plan, the Company shall indemnify the Executive and hold him harmless against all claims, losses, damages, penalties, expenses, excise taxes, and other taxes that result from the imposition of the excise tax under Code section 4999 (including, without limitation, any income, payroll and excise taxes imposed on the amount payable to the Executive to cover his excise tax under Code section 4999).

          5.   Administration.

               (a) The Committee shall be responsible for the administration and interpretation of this Agreement on behalf of the Company. If for any reason a benefit under this Agreement is not paid when due, the Executive may file a written claim with the Committee. If the claim is denied or no response is received within 90 days after the filing (in which case the claim is deemed to be denied), the Executive may appeal the denial to the Board within 60 days of the denial. The Executive may request that the Board review the denial, the Executive may review pertinent documents, and the Executive may submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require that the Board extend the period for another 60 days.

          6. Governing Law. This Agreement is construed according to the laws of the Commonwealth of Virginia.

          7. Amendment. This Agreement may not be amended except by the written agreement of the parties.

          8. Binding Effect. The parties agree that this Agreement is enforceable under the laws of the Commonwealth of Virginia. This Agreement is binding on the Company, its successors, and assigns and on the Executive and his personal representatives. If the Company is consolidated or merged with or into another corporation, or if another entity purchases all or substantially all of the Company's assets, the surviving or acquiring corporation shall succeed to the Company's rights and obligations under this Agreement. This Agreement inures to the benefit of and is enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
If the Executive dies while any amounts are payable under this Agreement, all such amounts, unless otherwise provided, shall be paid in accordance with the terms of this Agreement to the Executive's spouse, or if none, to his devisee, legatee, or other designee or, if there be no such designee, to his estate.

          9. Notice. For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive or his personal representatives at his last known address. All notices to the Company must be directed to the attention of the Chairman of the Board. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

          10. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Executive and the Company. A waiver of any breach of or compliance with any provisions or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement does not affect the validity or enforceability of any other provision of this Agreement, which remains in full force and effect. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

          11. No Assignment. The Executive may not assign, alienate, anticipate, or otherwise encumber any rights, duties, or amounts which he might be entitled to receive under this Agreement. The right to receive benefits under this Agreement will not give the Executive any proprietary interest in the Company or any of its assets. Benefits under the Agreement will be payable from the general assets of the Company, and there will be no required funding of amounts that may become payable under the Agreement. The Executive will for all purposes be a general creditor of the Company. The interest of the Executive under the Agreement will not be subject to the claims of the Executive's creditors.

          12. Term. This Agreement is effective from the date of its execution by the Company. The Company may not terminate this Agreement for thirty-six months after it becomes effective. The Agreement automatically continues in effect from year to year thereafter unless the Company notifies the Executive in writing thirty days before the end of the initial thirty-six month period or any anniversary of its execution that the Agreement will terminate as of that date.

          The parties have executed this Agreement dated this _____ day of __________, 1994.

                                        DOMINION RESOURCES, INC.

                                        By___________________________

                                        _____________________________
                                        _____________________________